As filed with the Securities and Exchange Commission on May 1, 2012
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                           DOMARK INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          Nevada                                                20-4647578
(State or Other Jurisdiction of                               (IRS Employer
 Incorporation or Organization)                           Identification Number)

                       254 S Ronald Reagan Blvd, Ste. 134
                               Longwood, FL 32750
              (Address of Principal Executive Office and Zip Code)

             2012 Stock Plan for Directors, Officers and Consultants
                            (Full Title of the Plan)

                                Michael Franklin
                           Domark International, Inc.
                       254 S Ronald Reagan Blvd, Ste. 134
                               Longwood, FL 32750
                                 (321) 250-4996
 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer [ ]                        Accelerated Filer [ ]
Non-accelerated filer [ ]                          Smaller reporting company [X]

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                    Proposed                Proposed           Amount of
Title of Securities         Amount to be        Maximum Offering        Maximum Aggregate     Registration
 to be Registered           Registered          Price Per Share         Offering Price (2)     Fee (1)(2)
----------------------------------------------------------------------------------------------------------
Common Stock, $0.001
par value                     500,000                $1.43                   $715,000            $81.94
==========================================================================================================

(1) Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $116.10 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.
(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the filing fee on the basis of $1.43 per share, which represents the closing bid price of the Company's common stock on April 26, 2012.
================================================================================

                                     PART I

ITEM 1. PLAN INFORMATION

As permitted by the rules of the Securities and Exchange Commission ("SEC"), this registration statement omits the information specified in Part I of Form S-8. Such document(s) are not being filed with the SEC pursuant to Rule 424 of the Securities Act and the instructions for Form S-8. Such document(s) and the documents incorporated by reference in this registration statement pursuant to
Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The registrant hereby incorporates by reference the documents listed in (a) through (c) below. All documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a) The registrant's latest annual report on Form 10-K/A filed on January 30, 2012;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) The description of securities contained in earlier SEC filings including any amendment or report filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification cannot be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action and constitute (a) a violation of criminal law (unless the director, officer, employee, or agent had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful), (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit, (c) an unlawful distribution, or (d) willful misconduct or a conscious disregard for the best interests of the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.                             Description
-----------                             -----------

4.1 Certificate of Incorporation (Filed as Exhibit 3.1 to the Company's Form SB-2 filed on August 2, 2006 and incorporated herein by reference)
4.2 Bylaws (Filed as Exhibit 3.2 to the Company's Form SB-2 filed on August 2, 2006 and incorporated herein by reference)
4.3          2012 Stock Plan for Directors, Officers and Consultants
5.1          Opinion of Whitley LLP Attorneys at Law
23.1         Consent of De Joya Griffith & Company, LLC
23.2 Consent of Whitley LLP Attorneys at Law (contained in Exhibit 5.1 hereof)

ITEM 9. UNDERTAKINGS

The registrant hereby undertakes to file, during the period in which any offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 and to reflect in such prospectus any material change in the information contained in this registration statement and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference to the prospectus and furnish pursuant to any meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 1, 2012.


/s/ Michael Franklin
------------------------------------
Michael Franklin
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Michael Franklin
------------------------------------
Michael Franklin
Chief Executive Officer and Director

May 1, 2012